Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Neuronetics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Fee Calculation Rule	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common stock, $0.01 par value per share:
— Neuronetics, Inc. 2020 Inducement Incentive Plan	500,000(2)	$4.29(3)	Rule 457(h)	$2,145,000	$92.70 per $1,000,000	$198.84

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Represents additional shares of common stock reserved for issuance under the Neuronetics, Inc. 2020 Inducement Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices for the Common Stock on the Nasdaq Global Market on August 3, 2022.